SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2004

XTO ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10662	75-2347769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Houston Street, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

(817) 870-2800

(Registrant’s telephone number, including area code)

Item 5. Other Events.

Pending Acquisition

On May 17, 2004, XTO Energy Inc. issued a news release to announce that the Company entered into a definitive agreement with ChevronTexaco Corporation to acquire natural gas and oil producing properties for $1.1 billion. These properties expand the Company’s operations in its Eastern Region, the Permian Basin and Mid-Continent while opening a new coal bed methane play in the Rocky Mountains and a new operating region in South Texas. The Company’s internal engineers estimate proved reserves to be about 786 billion cubic feet of natural gas equivalent (Bcfe), of which approximately 88% are proved developed. About 48% of the acquired production is attributable to oil. The acquisitions will initially add about 88 million cubic feet of natural gas per day (Mmcf/d) and 14,000 barrels of oil per day (BOPD). XTO will operate 67% of the value of these producing properties.

In the Permian Basin of West Texas and New Mexico, XTO is acquiring 80 million barrels of proved oil reserves in 16 counties. Net production from the properties is about 11,500 BOPD and 40 Mmcf/d of natural gas. Primary producing fields in the area include Yates, Goldsmith, Eunice Monument, Fullerton and Puckett. The Company expects to utilize its secondary recovery expertise to enhance operations and expand development upsides.

XTO is also increasing its position in its Eastern Region with the purchase of 102 Bcfe of proved reserves in Franklin, Freestone, Limestone and Anderson counties of Texas and Claiborne Parish of Louisiana. The net production currently attributable to the properties is about 13 million cubic feet of natural gas equivalent per day (Mmcfe/d). The Company anticipates upside opportunities in the primary producing fields of Teague, Oletha, Bethel, Haynesville and New Hope.

New positions for the Company will be established in the Rocky Mountains and South Texas. In the Rockies, XTO is expanding its coal bed methane presence with the purchase of 67 Bcfe of proved reserves in the Buzzards Bench Field of Emery County, Utah. This prolific property, in the Ferron sand and coal play, is an offset to the Drunkard’s Wash Field and is currently producing about 12 Mmcfe/d. In the South Texas area, the Company is purchasing 54 Bcfe of proved reserves in 9 counties with net production totaling 20 Mmcfe/d.

In the Mid-Continent region, the Company is adding 67 Bcfe of proved reserves from 11 counties in Oklahoma and the Panhandle of Texas. The properties will contribute about 15 Mmcfe/d of natural gas production.

The remaining 16 Bcfe of proven reserves and net production of 3 Mmcfe/d are contained in various royalties and other miscellaneous properties.

The transaction is scheduled to close on or before August 6, 2004 with an effective date of January 1, 2004. The final closing price will reflect the net revenue adjustment and other adjustments from closing, post-closing and preferential purchase right elections. As a result of these adjustments, the closing price is expected to be $970 million. Closing is subject to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Funding is expected to be provided through the combination of the sale of common stock and bank credit facilities. Additionally, the Company may consider placement of long-term senior notes.

Item 9. Regulation FD Disclosure

On May 14, 2004, the Company issued a press release announcing that it had agreed to purchase natural gas and oil properties from ChevronTexaco Corporation for $1.1 billion. In connection with announcing the acquisition, the Company estimated that development costs for the proved undeveloped reserves are estimated at $0.47 per thousand cubic feet (Mcf).

2

As a result of this acquisition, the Company also announced that it is increasing its production growth target in 2004 to 28-30%, up from 20%. Production growth guidance for 2005 has now increased to a range of 18-20%, up from 10-12%.

Forward-Looking Statements and Related Matters

Statements made in this Form 8-K, including those relating to proved reserves, upside reserve potential, production profile, growth in production, production growth targets for 2004 and 2005, development costs, expected closing price and method of financing are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close any of the acquisition, the exercise of preferential rights by third parties, the timing and results of drilling activity, higher than expected production costs and other expenses, and objection to the transaction by the Federal Trade Commission under the Hart-Scott-Rodino Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Reserve estimates and estimates of reserve potential or upside with respect to the pending acquisitions were made by our internal engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by the sellers and may not be as complete as that which is available for our owned properties. We believe our estimates of proved reserves comply with criteria provided under rules of the Securities and Exchange Commission.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTO ENERGY INC.

Date: May 17, 2004	By:	/s/ Bennie G. Kniffen

Bennie G. Kniffen Senior Vice President and Controller

4